Exhibit 99

Report of Independent Registered Public Accounting Firm on XBRL-Related Documents

To the Shareholders and Board of Directors of W. R. Grace & Co.:

We have examined the accompanying XBRL-Related Documents of W. R. Grace & Co. and its subsidiaries (the “Company”), presented as Exhibit 100 to the Company’s Current Report on Form 8-K dated November 30, 2007, which reflect the data presented in the consolidated balance sheets and the related consolidated statements of operations, of cash flows, of shareholders’ equity (deficit) and of comprehensive income (loss) included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.  The Company’s management is responsible for the XBRL-Related Documents.  Our responsibility is to express an opinion based on our examination.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets as of December 31, 2006 and 2005, and the related consolidated statements of operations, of cash flows and of shareholders’ equity (deficit) for the three years in the period ended December 31, 2006, and in our report dated March 1, 2007, we expressed an unqualified opinion thereon.  In addition, our opinion included the following modification: “On April 2, 2001, the Company and substantially all of its domestic subsidiaries voluntarily filed for protection under Chapter 11 of the United States Bankruptcy Code, which raises substantial doubt about the Company’s ability to continue as a going concern in its present form.”

Our examination was conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence supporting the XBRL-Related Documents.  Our examination also included evaluating the XBRL-Related Documents for conformity with the applicable XBRL taxonomies and specifications and the content and format requirements of the Securities and Exchange Commission.  We believe that our examination provides a reasonable basis for our opinion.

In our opinion, the XBRL-Related Documents of W. R. Grace & Co. referred to above accurately reflect, in all material respects, the data presented in the consolidated balance sheets and the related consolidated statements of operations, of cash flows, of shareholders’ equity (deficit) and of comprehensive income (loss) included in Part II, Item 8 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, in conformity with the US GAAP - Commercial and Industrial Taxonomy, extensions specific to W. R. Grace & Co. (as included in Exhibit 100.SCH) and the XBRL Specifications (Version 2.1).

/s/ PricewaterhouseCoopers LLP

McLean, Virginia

November 30, 2007